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                                                                    EXHIBIT 99.1


                     [ADAMS RESPIRATORY THERAPEUTICS LOGO]


                                                 425 Main Street, Colonial Court
                                                               Chester, NJ 07930
                                                              Main: 908-879-1400
                                                               Fax: 908-879-9191
                                                                 www.adamsrt.com


                     ADAMS RESPIRATORY THERAPEUTICS REPORTS
                        FISCAL 2006 FIRST QUARTER RESULTS


First Quarter Financial Highlights:
         -        Net sales increased 81% to $47.0 million
         -        Pretax income increased 91% to $20.1 million

Other Recent Events:
         - Received FDA approval for a secondary source of guaifenesin supply (Nov.)
         - Signed agreement with existing supplier for multi-year commitment for dextromethorphan supply (Nov.)
         - Launched Mucinex(R) D (600 mg guaifenesin/60 mg pseudoephedrine HCl extended-release bi-layer tablets), for the treatment of nasal congestion and sinus pressure (Oct.)
         - Received a second patent from the U.S. Patent and Trademark Office covering Adams' suite of extended-release bi-layer tablet products (Oct.)
         -        Introduced Mrs. Mucus(TM) in new consumer advertising campaign
                  (Oct.)

CHESTER, N.J. (Nov. 9, 2005) - Adams Respiratory Therapeutics, Inc. (NASDAQ:
ARxT) today announced financial results for the fiscal first quarter ended Sept. 30, 2005.

"We are pleased with our solid financial performance during this fiscal first quarter and are excited about the growth opportunities being generated across our expanding product portfolio," said Michael J. Valentino, president and CEO.

First Quarter Financial Results

Net sales for the quarter were $47.0 million, an increase of 81 percent from $25.9 million in the first quarter of fiscal 2005. The solid growth in net sales was led by the continued market penetration of the Mucinex(R) franchise of guaifenesin-based extended-release bi-layer tablet products.

Pretax income of $20.1 million in the fiscal 2006 first quarter grew 91 percent or $9.6 million from $10.5 million in the prior year period. Income per diluted share in the first quarter of fiscal 2006 was $0.36, versus a loss of ($9.77) in the prior year period. The first quarter of fiscal 2005 included the accretion of preferred stock which was converted into common stock upon the initial public offering.


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Product Sales

Net sales of Mucinex(R) (600 mg guaifenesin extended-release bi-layer tablets), for respiratory congestion, grew 74 percent in the first quarter of fiscal 2006 to $36.6 million from sales of $21.0 million in the fiscal 2005 first quarter. Net sales of Mucinex(R) DM (600 mg guaifenesin/30 mg dextromethorphan HBr extended-release bi-layer tablets), for controlling cough, more than doubled in the quarter to $10.4 million from $4.3 million in the prior year period. Product sales continued to benefit from the residual impact of the Company's initial consumer advertising campaign that ran from November 2004 through mid-June 2005, and the market introduction of Mucinex(R) DM in August 2004.

Margins and Expense Items

The Company's gross margin was 81.9 percent for the fiscal 2006 first quarter, compared to 76.0 percent in the prior year period. The gross margin improvement is primarily related to the advantage gained from higher net sales on the profit share arrangement in the Company's supply agreement with Cardinal Health.

Selling, marketing and administrative expenses rose significantly during the current quarter to $15.9 million from $7.8 million in the fiscal 2005 first quarter. The increase was primarily due to the production expenses associated with Adams' new consumer advertising campaign, which was launched on Oct. 27, 2005, incremental costs related to the additional 50 sales representatives that were hired in December 2004 and higher general and administrative costs related to new headcount, insurance and information technology. In addition, non-cash stock-based compensation increased $911,000 primarily as a result of the consideration of a volatility assumption in the calculation of the fair value of the fiscal 2006 stock option grants.

Product development expenses increased by $1.9 million to $3.4 million during the fiscal 2006 first quarter as compared to $1.5 million in the prior-year period. The increase was primarily related to the ongoing development of additional Mucinex(R) line extensions and other development projects. This expense includes a $650,000 milestone payment to Edmond Pharma SRL to in-license erdosteine, an established muco-regulator compound in Europe, for U.S. development.

Interest income rose significantly during the quarter to $926,000 from $109,000 in the comparable period a year ago. This increase was due to the interest earned on higher cash balances, which include the $106.7 million of net proceeds received from the IPO in July 2005 coupled with higher interest rates.


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"This early in the fiscal year, much of our progress is subject to timing - the timing of retailer and wholesaler purchases in anticipation of the upcoming cough/cold season, the timing of ad spending and clinical trials and, of course, the timing of the onset and severity of the cough/cold season," commented Valentino. "We remain on track to meet our 2006 business objectives and are preparing for the launch of new products. In addition, we are actively pursuing business development opportunities."

Business Outlook

         - Adams expects to make ongoing investments to support new product launches, including Mucinex(R) D (October 2005), as well as to continue to invest in consumer advertising to strengthen brand awareness for the entire Mucinex(R) franchise.
         - The Company plans a 25 percent increase in advertising expenditures during fiscal 2006. A new television ad campaign, introducing Mrs. Mucus(TM), commenced on Oct. 27, 2005, and will continue throughout the 2006 cough/cold season.
         - Adams continues to plan for a U.S. launch of the maximum-strength extended-release bi-layer tablet (1200 mg guaifenesin) under the Humibid(R) brand name in the first half of calendar 2006 and expects to launch the remaining maximum-strength combination formulations in the second half of calendar 2006.
         - The Company has committed up to $9 million during fiscal 2006 for investigational Phase II activities and milestone payments related to the U.S. development of erdosteine. Phase II studies of erdosteine are expected to begin during the first half of calendar 2006.

Fiscal First Quarter 2006 Conference Call and Webcast

Adams will conduct a conference call today at 10:00 a.m. (EST) to review the fiscal first quarter results. Michael J. Valentino, president and CEO, and David
P. Becker, executive vice president, CFO and treasurer, will host the conference call.

To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 1 p.m. on Nov. 9 through 5 p.m. on Nov. 16. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 1701032.

A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com, and clicking on the "News and Events" link. A replay of the webcast will be available starting at approximately noon on Nov. 9 through 5 p.m. on Dec. 7.


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About Adams Respiratory Therapeutics, Inc.

Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can make no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our Form 10-K, for the fiscal year ended June 30, 2005.


                                      # # #

Investor/Media Contact: Janet M. Barth (908) 879-2428

Source: Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT)


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                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                THREE MONTHS ENDED SEPTEMBER 30,
                                                                --------------------------------
                                                                        2005         2004
                                                                      -------      --------
                                                                           (UNAUDITED)
Net sales .......................................................     $47,017      $ 25,923
Cost of goods sold ..............................................       8,521         6,211
                                                                      -------      --------

Gross margin ....................................................      38,496        19,712
                                                                      -------      --------

Selling, marketing & administrative .............................      15,869         7,831
Product development .............................................       3,426         1,475
Interest income, net ............................................        (926)         (109)
                                                                      -------      --------
                                                                       18,369         9,197
                                                                      -------      --------

Income before income taxes ......................................      20,127        10,515

Provision for income taxes ......................................       7,739         4,080
                                                                      -------      --------

Net income ......................................................      12,388         6,435

Accretion of preferred stock ....................................          --       (62,789)
                                                                      -------      --------
Net income/(loss) applicable to common stockholders .............     $12,388      $(56,354)
                                                                      =======      ========

Income/(loss) per common share

     Basic ......................................................     $  0.44      $  (9.77)
     Diluted ....................................................     $  0.36      $  (9.77)

Weighted-average of common shares used in income/(loss)
   per share calculation
     Basic ......................................................      27,870         5,766
     Diluted ....................................................      34,745         5,766


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